Exhibit (a)(26)

March 25, 2022

The Board of Directors

Southwest Gas Holdings, Inc.

8630 S. Durango Drive

Las Vegas, NV 89193

Dear Members of the Board:

On March 14, 2022, IEP Utility Holdings LLC (“Offeror”), a wholly-owned subsidiary of Icahn Enterprises Holdings, L.P (“Holdings”), amended its previously announced offer to purchase any and all of the outstanding shares of common stock, par value $1.00 per share (the “Common Stock”), of Southwest Gas Holdings, Inc. (the “Company”), including the associated rights issued pursuant to the Rights Agreement, dated October 10, 2021, between the Company and Equiniti Trust Company, as Rights Agent (the “Rights” and, together with the Common Stock, the “Shares”), to increase the consideration payable thereunder to $82.50 per Share in cash, without interest, less any applicable withholding taxes (the “Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 27, 2021, as amended through March 24, 2022 (the “Offer to Purchase”), the Supplement to the Offer to Purchase, dated December 7, 2021, as amended through March 24, 2022 (the “Supplement”), and in the related Letter of Transmittal, as amended through March 24, 2022 (which, together with the Offer to Purchase and the Supplement collectively constitute the “Offer”). The terms and conditions of the Offer are more fully set forth in the Schedule TO filed by Offeror, Holdings, Icahn Enterprises L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn (Holdings, Offeror, Mr. Icahn and such other entities, collectively, the “Icahn Parties”) with the Securities and Exchange Commission on October 27, 2021, as amended through Amendment No. 19 thereof filed with the Securities and Exchange Commission on March 24, 2022 (as so amended, the “Schedule TO”).

You have requested our opinion, as of the date hereof, as to whether the Consideration proposed to be paid to the holders of the Shares (other than the Icahn Parties and their respective affiliates) pursuant to the Offer is adequate, from a financial point of view, to such holders.

In connection with this opinion, we have:

(i)	Reviewed the Offer to Purchase, the Supplement and the Schedule TO;

(ii)	Analyzed certain historical business and financial information relating to the Company;

(iii)

Reviewed financial forecasts prepared by management of the Company and provided to us on March 17, 2022 and other data provided to us by the Company relating to its business and, in each case, approved by you for our use in connection herewith;

The Board of Directors

Southwest Gas Holdings, Inc.

March 25, 2022

(iv)	Held discussions with members of senior management of the Company with respect to the business and prospects of the Company and the strategic objectives of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed the historical stock prices and trading volumes of the Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic and Russia’s invasion of Ukraine on such forecasts or assumptions. For purposes of our analysis, we have assumed that permanent financing for the Company’s acquisition of Dominion Energy Questar Pipeline, LLC will be completed in accordance with Company management’s plan.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We further note that volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic and Russia’s invasion of Ukraine, may or may not have an effect on the Company and we are not expressing an opinion as to the effects of such volatility or such disruption on the Company. Our opinion does not in any manner address the prices at which the Shares will actually trade at any time. Furthermore, our opinion does not address the relative merits of the Offer as compared to any alternative business transaction, or other alternatives. In addition, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other

The Board of Directors

Southwest Gas Holdings, Inc.

March 25, 2022

transaction involving all or substantially all of the Company or its assets, nor did we negotiate with any party, including the Icahn Parties and their respective affiliates, with respect to a possible acquisition, business combination or other transaction involving all or substantially all of the Company or its assets. We do not express any opinion as to any tax or other consequences that might result from the Offer, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. Our opinion does not address, and we express no view with respect to, the fairness, from a financial point of view, of the Consideration or any other term or aspect of the Offer. Our opinion does not address, and we express no view with respect to, the adequacy or fairness of the Consideration or any other term or aspect of the Offer, to, or any consideration received in connection therewith by, the Ichan Parties and their respective affiliates, the holders of any class of securities other than the Shares, creditors, or other constituencies of the Company; nor does our opinion address the adequacy or fairness of the amount or nature of any compensation proposed to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Offer, whether relative to the Consideration proposed to be paid to the holders of Shares pursuant to the Offer or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Company in connection with and for the purpose of its evaluation of the Offer and will receive a fee for such services, whether or not the Offer is consummated. We in the past have provided, currently are providing and in the future may provide certain investment banking services to the Company and its affiliates for which we have received and may receive compensation, including, during the past two years, acting as financial advisor to the Company in connection with its acquisition of MountainWest Pipeline Holding Company (formerly known as Dominion Energy Questar Pipeline, LLC), acting as financial advisor to the Company in connection with its recently announced plan to separate Centuri Group Inc., and providing advice to the Company in connection with certain of its other businesses. We have in the past been engaged by Tenneco Inc., an entity in which Holdings had an economic interest, with respect to Tenneco’s 2020 cooperation agreement with Protean Services LLC and related matters. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Holdings and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, the Icahn Parties and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company (in its capacity as such) and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Offer. Our opinion does not constitute a recommendation to any holder of Shares as to whether such holder should tender any Shares pursuant to the Offer, or with respect to how such holder should vote or act on any matter relating to the Offer.

The Board of Directors

Southwest Gas Holdings, Inc.

March 25, 2022

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration proposed to be paid to the holders of the Shares (other than the Icahn Parties and their respective affiliates) pursuant to the Offer is inadequate, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ George Bilicic
George Bilicic
Managing Director